Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference of our report dated February 18, 2022 on the consolidated financial statements of NEF Holdings, LLC and Subsidiaries, which report appears in the annual report on Form 10-K of SLR Investment Corp. dated March 1, 2022, in the Registration Statement on Form N-2 (No. 333-255662) of SLR Investment Corp.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

March 1, 2022